Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 3 TO TAX ASSET PROTECTION PLAN

Amendment No. 3, dated as of December 11, 2019 (this “Amendment”), to the Tax Asset Protection Plan, dated as of March 9, 2011, as previously amended by Amendment No. 1, dated as of January 8, 2014 and by Amendment No. 2, dated as of December 14, 2016 (together, the “Plan”), between American International Group, Inc., a Delaware corporation (including any successor hereunder, the “Company”), and Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, a former division of Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Plan;

WHEREAS, Section 5.5 of the Plan provides that the Company and the Rights Agent may amend the Plan in any respect without the approval of the holders of Rights;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth in this Amendment; and

WHEREAS, pursuant to the terms of the Plan and in accordance with Section 5.5 thereof, the Company has directed that the Plan be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute and deliver this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Plan and in this Amendment, the parties hereto hereby amend the Plan as follows:

1.     Amendments.

a.   Clause (ii) of the definition of “Acquiring Person” in Section 1.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“(ii) any Person who becomes the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock after the time of the first public announcement of this Plan solely as a result of (A) an acquisition by the Company of shares of Common Stock or (B) an acquisition directly from the Company in a transaction which duly authorized officers of the Company have determined shall not result in the creation of an Acquiring Person under the Plan, until, in each case, such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock,”

b.   Clause (iii) of the definition of “Expiration Time” in Section 1.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“(iii) the Close of Business on December 11, 2022, provided that the Board of Directors may determine to extend this Plan prior to such date as long as the extension is submitted to the stockholders of the Company for ratification at the next succeeding annual meeting and”

c.   The last three sentences of Section 5.3 of the Plan are hereby amended and restated to read as follows:

“Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving an Exemption Request as provided in this Section 5.3 of any proposed acquisition that does not cause any aggregate increase in the Beneficial Ownership of Persons with Beneficial Ownership of 4.99% or more of (i) the Common Stock then outstanding or (ii) any class of stock (as defined for purposes of Section 382 of the Code, or “Stock”) (other than Common Stock) then outstanding (any such Person, a “Five Percent Stockholder”) (as determined after giving effect to the proposed transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed acquisition) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code.”

2.      Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Plan.

3.	Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Amendment is made to a Section, such reference shall be to a Section of the Plan unless otherwise indicated.

4.	GOVERNING LAW; EXCLUSIVE JURISDICTION. (a) THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) (i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AMENDMENT. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Amendment, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Amendment in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.	Effect of this Amendment. Except as expressly set forth herein, the amendments contained herein shall not constitute an amendment or waiver of any provision of the Plan, and the provisions of the Plan, as amended hereby, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Plan” and each other similar reference contained in the Plan shall from and after the date hereof refer to the Plan as amended hereby.

6.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.	Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 3 as of the date first written above.

American International Group, Inc.

By	/s/ Sabra R. Purtill
	Name:	Sabra R. Purtill
	Title:	Senior Vice President, Deputy CFO, Treasurer, Investor and Rating Agency Relations

Equiniti Trust Company

By	/s/ Martin J. Knapp
	Name:	Martin J. Knapp
	Title:	Vice President

[Signature page to Amendment No. 3 to Tax Asset Protection Plan]